SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

           Certification and Notice of Termination of Registration
                under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                        under Sections 13 and 15(d) of the
                          Securities Exchange Act of 1934

                           Commission File Number 0-11889
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                        First Financial Corporation
             (Exact name of registrant as specified in its charter)

1305 Main Street, Stevens Point, Wisconsin  54481               (715) 341-0400
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, par value $1.00 per share
          (Title of each class of securities covered by this Form)

                               Not Applicable
         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [x]                Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)    [ ]                Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]                Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)     [ ]


     Approximate number of holders of record as of the certification or notice
date:                    1
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     Pursuant to the requirements of the Securities  Exchange Act of 1934, First
Financial Corporation, by its successor, Associated Banc-Corp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  September 12, 2000          By:  /s/ Brian R. Bodager
                                   Name:  Brian R. Bodager
                                          ------------------------------------
                                   Title: Chief Administrative Officer,
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                                          General Counsel & Corporate Secretary